EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statement filed June 9, 1995 on Form S-8 of our report dated March 31, 2011 relating to the consolidated financial statements of Lifeway Foods, Inc. and Subsidiaries as of December 31, 2010 and 2009 which appear in this Form 10-K of Lifeway Foods, Inc. and Subsidiaries for the year ended December 31, 2010.

/s/ Plante & Moran, PLLC
Grand Rapids, MI
March 31, 2011